Celanese Corporation
222 W. Las Colinas Blvd., Suite 900N
Irving, Texas 75039
Phone: (972) 443 4000
April 24, 2018

Celanese Corporation
222 W. Las Colinas Blvd., Suite 900N
Irving, TX 75039

Re:	Celanese Corporation - Post-Effective Amendment to Registration Statements Form S-8
Ladies and Gentlemen:
I am the Vice President, Deputy General Counsel and Corporate Secretary of Celanese Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the Post-Effective Amendment No. 1 to Registration Statement No. 333-158734 and Post-Effective Amendment No. 1 to Registration Statement No. 333-180932 (together, the “Post-Effective Amendment”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”).
On April 19, 2018, the stockholders of the Company approved the Celanese Corporation 2018 Global Incentive Plan (the “2018 Plan”), effective April 23, 2018 (the “Effective Date”). The total number of shares of Celanese Series A Common Stock that may be granted under the 2018 Plan includes, in addition to the 2,500,000 new shares (registered concurrently on a new registration statement on Form S-8), (i) the number of shares available for future awards under the Celanese Corporation 2009 Global Incentive Plan, as amended and restated (the “2009 Plan”), as of the Effective Date, and (ii) the number of undelivered shares subject to outstanding awards under the 2009 Plan as provided for in the 2018 Plan (the shares described in clauses (i) and (ii), the “Carryover Shares”).
In connection with this opinion, I have examined the Post-Effective Amendment and related prospectus, the 2018 Plan, the Certificate of Incorporation and the By-laws of the Company, minutes of the board of directors, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as copies.
Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, I am of the opinion that the Carryover Shares to be issued pursuant to the terms of the 2018 Plan, when issued and sold in accordance with the terms set forth in the 2018 Plan, the Registration Statements, the Post-Effective Amendment and related prospectus, against payment therefor, and when the Post-Effective Amendment has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
This opinion is expressed only with respect to the General Corporation Law of the State of Delaware. I express no opinion to the extent that any other laws are applicable to the subject matter hereof, and express no opinion and provide no assurance as to the compliance with any federal or state securities law, rule or regulation.
I consent to the filing of this opinion as an exhibit to the Post-Effective Amendment, and I further consent to the use of my name in the Post-Effective Amendment. In giving these consents, I do not thereby admit that I am an “expert” or otherwise within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ James R. Peacock III
James R. Peacock III
Vice President, Deputy General Counsel and
Corporate Secretary